EXHIBIT 99.1

Oil States International, Inc. Announces $600 Million Offering of Senior Unsecured Notes

HOUSTON, May 19, 2011 (GLOBE NEWSWIRE) -- Oil States International, Inc. ("Oil States" or the "Company") (NYSE:OIS) announced today that, subject to market conditions, it intends to offer $600 million in aggregate principal amount of senior unsecured notes due 2019 in a private placement to eligible purchasers. Oil States intends to use the net proceeds from this offering to repay a portion of the borrowings outstanding under its U.S. and Canadian revolving credit facilities, as well as for general corporate purposes.

The securities to be offered have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws; and unless so registered, the securities may not be offered or sold in the United States or to, or for the account or benefit of, U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The senior unsecured notes will be offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act.

This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy the notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

Oil States International, Inc. is a diversified oilfield services company with recently added exposure to the mining industry through The MAC acquisition. Oil States is a leading, integrated provider of remote site accommodations with prominent market positions in the Canadian oil sands and the Australian mining regions. Oil States is also a leading manufacturer of products for deepwater production facilities and subsea pipelines as well as a provider of completion-related rental tools, oil country tubular goods distribution and land drilling services to the oil and gas industry. Oil States is publicly traded on the New York Stock Exchange under the symbol OIS.

The Oil States International, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6058

The foregoing contains forward-looking statements within the meaning of the Securities Act and the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included herein are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry and other factors discussed within the "Business" and "Risk Factor" sections of the Form 10-K for the year ended December 31, 2010 filed by Oil States with the Securities and Exchange Commission on February 22, 2011.

CONTACT: Bradley J. Dodson
         Oil States International, Inc.
         713-652-0582